EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $2.1 Million for the Third Quarter and $5.5 Million for the First Nine Months of 2014. Board Declares a Special Dividend of $.30 and the Regular Dividend Remains at $.08

MCLEAN, Va., Oct. 23, 2014 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the third quarter and nine months ended September 30, 2014 was $2.1 million and $5.5 million, respectively, compared to $1.8 million and $4.9 million during the third quarter and the first nine months of 2013. Third quarter diluted earnings per share were $.17 compared to $.15 last quarter and $.15 in the third quarter of last year.

The merger with Prince George's FSB closed on July 31st and the investment in Southern Trust Mortgage (STM) closed the previous quarter. As a consequence, both are largely included in this quarter's results. The results speak for themselves.

The Bank's tangible capital ratio at the end of September 2014 was 11.65% and the Tier 1 Risk based capital ratio was 16.36% after accounting for the Prince George's FSB merger and the investment in STM. Both ratios are significantly above regulatory minimums to be well capitalized.

In view of continued strong earnings and strong capital ratios, the Board of Directors has declared a special dividend and maintained the regular dividend. The special dividend will be $.30 per share and the regular dividend will be $.08 per share as it was last quarter. Both will be payable November 21, 2014 to shareholders of record on November 12, 2014. Georgia Derrico, Chairman and CEO commented: "We are pleased to be able to declare the special dividend. It is a concrete way to thank our shareholders for their continued support and confidence."

Net Interest Income

Net interest income was $8.8 million in the quarter ended September 30, 2014 up from $7.7 million during the same period last year. Sonabank's net interest margin was 4.59% in the third quarter of 2014, compared to 4.85% in the third quarter of 2013. Although we are seeing some egregious examples from new participants in the Richmond market in regards to low loan rates, the irrational exuberance of a year to a year and a half ago has largely subsided. Average loans were $642.6 million in the third quarter of 2014 compared to $562.5 million in the second quarter of 2014. Approximately $62.6 million of the increase was attributable to the Prince George's FSB acquisition.

We have been loath to invest in securities for some time, believing that yields adjusted for interest rate risk would not adequately compensate us for the inherent risk. Average securities outstanding in the third quarter of 2014 were $91.4 million, compared to $88.2 million last quarter and to $84.2 million in the third quarter of last year. We are well positioned to withstand a rise in interest rates based on the interest sensitivity on our balance sheet. However, during the fourth quarter we will need to expand our securities portfolio modestly for liquidity and collateral purposes.

Net interest income was $24.3 million during the nine months ended September 30, 2014, compared to $22.9 million during the same period in the prior year. Average loans during the first nine months of 2014 were $583.4 million compared to $513.6 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $1.5 million to net interest income during the first nine months of 2014, compared to $1.2 million during the nine months ended September 30, 2013. The loan discount accretion on the HarVest Bank portfolio contributed $734 thousand during the nine months ended September 30, 2014, compared to $1.5 million in same period last year. The accretion of the Prince George's FSB discount contributed $95 thousand during the two months since the closing.

The net interest margin excluding the accretion on the acquired portfolios was 4.16% during the third quarter of 2014 versus 4.25% during the second quarter of 2014.

Noninterest Income

During the third quarter of 2014 Sonabank had noninterest income of $609 thousand compared to noninterest income of $375 thousand during the third quarter of 2013. We recognized income from our investment in STM in the amount of $176 thousand.

Noninterest income increased to $1.9 million in the first nine months of 2014 from $1.4 million  in the first nine months of 2013. In addition to income from the STM investment in the amount of $507 thousand, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand.

Noninterest Expense

Noninterest expenses were $5.3 million and $15.5 million during the third quarter and the first nine months of 2014, respectively, compared to $4.3 million and $14.0 million during the same periods in 2013. Merger expenses were $64 thousand in the third quarter of 2014 and $487 thousand during the first nine months of 2014. There were no such expenses in 2013.

The net gain on Other Real Estate Owned (OREO) for the three months ended September 30, 2014 was $194 thousand compared to a net gain on OREO of $698 thousand for the same period in 2013. During the three months ended September 30, 2014, we sold three OREO properties resulting in gains of $354 thousand and recognized impairment in the amount of $160 thousand on two OREO properties. The gain of $698 thousand in the third quarter of 2013 consisted of a gain of $1.1 million on two OREO properties and loss and impairment charges totaling $410 thousand on four OREO properties.

The net gain on OREO for the nine months ended September 30, 2014 was $433 thousand compared to a gain on OREO of $580 thousand for the first nine months of 2013. The gain in 2014 resulted from the sale of eight OREO properties at a gain of $1.1 million, the sale of three properties at a loss of $466 thousand, and impairment of $160 thousand on two properties.   The gain of $580 thousand in 2013 consisted of a gain of $1.3 million on four OREO properties and losses and impairment totaling $733 thousand on six OREO properties.

As a result of the analysis of the FDIC indemnification asset in the second quarter of 2014, the amortization expense of the indemnification asset increased from $350 thousand for the nine months ended September 30, 2013, to $837 thousand for the nine months ended September 30, 2014. For the quarter ended September 30, 2014, the amortization expense was $403 thousand compared to $113 thousand for the third quarter of 2013.

Loan Portfolio

Since July 31, 2014 Sonabank's loans have included the loans of Prince George's FSB which were brought over at fair value as determined by an outside third party. In addition, Sonabank sold a portfolio of non-performing loans acquired in the Prince George's merger with a book value of $4.6 million at a price of $3.6 million which was the fair value of the non-performing loans on August 1, 2014. In addition, there were four OREO properties which the buyer of the non-performing loan portfolio declined to take which had been written down by $725 thousand.  Since the loan portfolio was booked at fair value, there was no addition to the allowance for loan and lease losses.

Loan growth has been strong in 2014. The loan portfolio, excluding the Prince George's FSB acquisition, grew by 10.8% ($58.9 million) from December 31, 2013, mostly in commercial real estate and commercial loans. The Prince George's FSB acquisition added another $60.9 million, or 11.1%.

The loan portfolio including the Prince George's FSB transaction was as follows at September 30, 2014:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	September 30, 2014			December 31, 2013
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 1,363	$ 115,971	$ 117,334	$ 1,603	$ 106,225	$ 107,828
Commercial real estate - non-owner-occupied	5,791	182,138	187,929	5,829	150,008	155,837
Secured by farmland	--	580	580	100	508	608
Construction and land loans	--	53,302	53,302	1	39,068	39,069
Residential 1-4 family	15,358	118,423	133,781	16,631	66,482	83,113
Multi- family residential	295	22,481	22,776	585	21,496	22,081
Home equity lines of credit	24,341	10,353	34,694	25,769	6,431	32,200
Total real estate loans	47,148	503,248	550,396	50,518	390,218	440,736

Commercial loans	755	114,329	115,084	1,097	104,284	105,381
Consumer loans	78	2,015	2,093	81	1,308	1,389
Gross loans	47,981	619,592	667,573	51,696	495,810	547,506

Less deferred fees on loans	8	(1,747)	(1,739)	5	(1,453)	(1,448)
Loans, net of deferred fees	$ 47,989	$ 617,845	$ 665,834	$ 51,701	$ 494,357	$ 546,058

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

The large increase in the residential 1-4 family portfolio from year-end 2013 to September 30, 2014 was attributable to the Prince George's FSB merger ($50.6 million), and to loans purchased from STM ($7.3 million). As of September 30, 2014, there was $11.3 million in the pipeline with STM.

Loan Loss Provision/Asset Quality

The loan loss provision for the third quarter and the nine months ended September 30, 2014 was $975 thousand and $2.3 million, respectively, compared to $1.2 million and $3.0 million for the same periods last year. Charge offs for the three and nine months ended September 30, 2014 were $1.2 million and $2.4 million, respectively, compared to $1.2 million and $3.0 million for the same periods in 2013.

Non-covered OREO as of September 30, 2014 was $11.5 million compared to $9.6 million as of the end of the previous year.

Non-covered nonaccrual loans were $886 thousand (excluding $3.3 million of loans fully covered by SBA guarantees) at September 30, 2014 compared to $6.0 million (excluding $1.9 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 2.35% at the end of 2013 to 1.47% at September 30, 2014. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered loans at September 30, 2014 was 1.15%, compared to 1.42% at the end of 2013. The ratio has declined largely because the loans acquired from Prince George's FSB were booked at fair value and are not subject to a loan loss reserve. At September 30, 2014, the allowance for loan losses as a percentage of non-covered loans less the acquired Prince George's FSB loans was 1.28%. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $92.3 million at September 30, 2014 and $84.4 million at December 31, 2013. The increase was primarily due to the purchases of $11.0 million in callable agency securities and $1.3 million in municipal bonds net of repayments in the first nine months of 2014.

Securities in our investment portfolio are as follows:

  residential government-sponsored mortgage-backed securities in the amount of $22.4 million and residential government-sponsored collateralized mortgage obligations totaling $3.7 million callable agency securities in the amount of $41.0 million
  municipal bonds in the amount of $17.9 million with a taxable equivalent yield of 3.17% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)
  trust preferred securities in the amount of $6.8 million, $5.2 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch)
  SARM 2005-22 1A2 in the amount of $612 thousand, a residential collateralized mortgage obligation that is not government-sponsored

Deposits

Total deposits increased to $698.1 million at September 30, 2014 from $540.4 million as of December 31, 2013 largely as a result of the Prince George's FSB acquisition. Notably, non-interest bearing demand deposits increased from a year-end 2013 level of $44.6 million to $70.7 million as of September 30, 2014. Similarly, savings account balances increased from $17.0 million to $41.0 million, and money market account balances increased from $130.9 million to $138.4 million over the same period. Prince George's FSB was an 83 year old institution with deep relationships in its communities.

Stockholders' Equity

Total stockholders' equity increased from $106.6 million at December 31, 2013 to $116.4 million at September 30, 2014 as a result of the retention of earnings and the merger with Prince George's FSB. Our Tier 1 Risk Based Capital Ratios were 16.36% and 16.11% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of September 30, 2014.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $883.0 million at September 30, 2014. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and nine branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$ 45,803	$ 20,856
Investment securities-available for sale	2,271	1,993
Investment securities-held to maturity	89,993	82,443
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,131	5,915
Loans receivable, net of unearned income	665,834	546,058
Allowance for loan losses	(7,124)	(7,090)
Net loans	658,710	538,968
Intangible assets	13,497	9,973
Bank premises and equipment, net	9,443	6,324
Bank-owned life insurance	20,829	18,374
FDIC indemnification asset	3,970	5,804
Other assets	32,372	25,535
Total assets	$ 883,019	$ 716,185

Liabilities and stockholders' equity
Demand deposits	$ 94,337	$ 68,940
Money market accounts	138,390	130,855
Savings accounts	41,047	16,999
Time deposits	424,311	323,565
Securities sold under agreements to repurchase and other short-term borrowings	37,779	39,795
Federal Home Loan Bank advances	25,000	25,000
Other liabilities	5,775	4,417
Total liabilities	766,639	609,571
Stockholders' equity	116,380	106,614
Total liabilities and stockholders' equity	$ 883,019	$ 716,185

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Interest and dividend income	$ 9,984	$ 8,847	$ 27,551	$ 26,419
Interest expense	1,172	1,123	3,293	3,551
Net interest income	8,812	7,724	24,258	22,868
Provision for loan losses	975	1,197	2,344	3,015
Net interest income after provision for loan losses	7,837	6,527	21,914	19,853
Account maintenance and deposit service fees	220	198	594	593
Income from bank-owned life insurance	159	147	455	445
Equity income from mortgage affiliate	176	--	507	--
Net impairment losses recognized in earnings	--	--	(41)	(3)
Net gain on sale of available for sale securities	--	--	--	142
Gain on other assets	--	--	202	13
Other	54	30	145	169
Noninterest income	609	375	1,862	1,359
Employee compensation and benefits	2,671	2,338	7,487	6,760
Occupancy expenses	999	965	2,906	2,804
FDIC assessment	149	218	401	676
Change in FDIC indemnification asset	403	113	837	350
Net (gain) loss on other real estate owned, net	(194)	(698)	(433)	(580)
Other expenses	1,261	1,325	4,255	3,999
Noninterest expense	5,289	4,261	15,453	14,009
Income before income taxes	3,157	2,641	8,323	7,203
Income tax expense	1,049	861	2,801	2,341
Net income	$ 2,108	$ 1,780	$ 5,522	$ 4,862

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Per Share Data :
Earnings per share - Basic	$ 0.18	$ 0.15	$ 0.47	$ 0.42
Earnings per share - Diluted	$ 0.17	$ 0.15	$ 0.47	$ 0.42
Book value per share			$ 9.54	$ 9.14
Tangible book value per share			$ 8.44	$ 8.27
Weighted average shares outstanding - Basic	11,970,734	11,590,290	11,724,245	11,590,238
Weighted average shares outstanding - Diluted	12,062,656	11,636,997	11,772,080	11,625,207
Shares outstanding at end of period			12,194,570	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	1.00%	1.01%	0.97%	0.92%
Return on average equity	7.48%	6.67%	6.77%	6.20%
Yield on earning assets	5.21%	5.55%	5.30%	5.53%
Yield on earning assets excluding discount accretion on loans acquired in GAB, HarVest and PGFSB acquisitions	4.77%	4.83%	4.86%	4.95%
Cost of funds	0.71%	0.82%	0.74%	0.87%
Cost of funds including non-interest bearing deposits	0.65%	0.76%	0.68%	0.80%
Net interest margin	4.59%	4.85%	4.67%	4.79%
Net interest margin excluding discount accretion on loans acquired in GAB, HarVest and PGFSB acquisitions	4.16%	4.13%	4.23%	4.21%
Efficiency ratio (1)	58.20%	61.23%	61.20%	60.60%
Net charge-offs to average loans	0.18%	0.20%	0.39%	0.51%
Amortization of intangibles	$ 61	$ 123	$ 151	$ 368

			As of
			September 30,	December 31,
			2014	2013

Stockholders' equity to total assets			13.18%	14.89%
Tier 1 risk-based capital ratio			16.36%	18.56%
Intangible assets:
Goodwill			$ 12,073	$ 9,160
Core deposit intangible			1,424	813
Total			$ 13,497	$ 9,973

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 4,148	$ 7,814
Loans past due 90 days and accruing interest			--	--
Other real estate owned			11,505	9,579
Total nonperforming assets			$ 15,653	$ 17,393
Allowance for loan losses to total non-covered loans			1.15%	1.42%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			1.47%	2.35%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $3.2 million and $1.9 million at September 30, 2014 and December 31, 2013, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com